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                                                                    Exhibit 10.5

                  EXPENSE REIMBURSEMENT AND BUY-SELL AGREEMENT

     This EXPENSE REIMBURSEMENT AND BUY-SELL AGREEMENT ("Agreement") is made as of August 10, 1999, by and between Placer Capital Co., a California corporation ("Capital Co."), Placer Capital Funding LLC, a Delaware limited liability company ("Placer LLC"), Ronald W. Bachli ("Bachli) and Richard W. Decker, Jr. ("Decker").

                                    RECITALS

     WHEREAS, pursuant to the terms and conditions of that certain Amended and Restated Plan of Acquisition and Merger entered into as of May 11, 1999 ("Merger Agreement") by and among Capital Co., Belvedere Capital Partners LLC, a California limited liability company ("Belvedere"), in its individual capacity and as General Partner and on behalf of the California Community Financial Institutions Fund Limited Partnership, a California limited partnership (the "California Fund"), PC Merger Co., a California corporation, and Placer Savings Bank, a California corporation ("Placer"), Capital Co. has agreed to acquire direct control of 100% of the outstanding voting securities of Placer ( the "Placer Acquisition").

     WHEREAS, Capital Co. is a wholly owned subsidiary of the California Fund.

     WHEREAS, Decker and Bachli (collectively, in such capacity, the "Placer LLC Members") are the sole members of Placer LLC and are members and the sole managers of Belvedere.

     WHEREAS, Decker and Bachli (collectively in such capacity, the "Administrative Trustees") are the administrative trustees of the Trust (described below).

     WHEREAS, Capital Co. plans to fund part of its obligations under the Merger Agreement with respect to the Placer Acquisition as follows:

          (a) Placer LLC will enter into a credit arrangement with U.S. Bank National Association ("U.S. Bank") for a term loan credit facility not to exceed $22 million (the "U.S. Bank Loan").

          (b) Placer LLC will use approximately $18.5 million of the proceeds of the U.S. Bank Loan to purchase approximately $18.5 million in trust preferred securities ("TPS") from Placer Trust, a Delaware statutory business trust (the "Trust") which will be formed for the exclusive purpose of issuing and selling the TPS and certain trust common securities which will be acquired by Capital Co. The Trust will use the proceeds from the sale of the TPS to acquire a like amount of subordinated debentures from Capital Co. Capital Co. (the "Notes") will use a portion of the the proceeds from the sale of the Notes to fund $18.5 million of its


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      obligations under the Merger Agreement with respect to the Placer
      Acquisition.

          (c) Placer LLC will use the balance of the proceeds of the U.S. Bank Loan in the approximate amount of $3.5 million to purchase approximately $3.5 million of noncumulative preferred stock ("Capital Co. Preferred Stock") to be issued by Capital Co. to Placer LLC. Capital Co. will use the proceeds from the sale of such Capital Co. Preferred Stock to fund $3.5 million of its obligations under the Merger Agreement with respect to the Placer Acquisition.

For purposes of this Agreement: (i) the transactions contemplated under clause
(a) above shall be referred to in this Agreement as the "U.S. Bank Loan Transactions"; (ii) the transactions contemplated under clause (b) above shall be referred to in this Agreement as the "TPS Transactions"; and (iii) the transactions contemplated under clause (c) above shall be referred to in this Agreement as the "Capital Co. Preferred Stock Transactions";

      WHEREAS, as a condition precedent to Placer LLC entering into the U.S. Bank Loan Transactions, the TPS Transactions and the Capital Co. Preferred Stock Transactions, Placer LLC and each of the Placer LLC Members have required that Capital Co. execute and deliver this Agreement which contains the provisions set forth in Sections 1, 2 and 3 hereof; and

      WHEREAS, as a condition precedent to Capital Co. entering into the Agreement and agreeing to the provisions of Section 1 hereof, Capital Co. has required that Placer LLC and each of the Placer LLC Members execute and deliver this Agreement which contains the provisions set forth in Sections 4 and 5 hereof;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Capital Co., Placer LLC, each of the Placer LLC Members and each of the Administrative Trustees hereby agree as follows:

     1.   REIMBURSEMENT OF EXPENSES BY CAPITAL CO. Capital Co. shall reimburse
(a) Placer LLC, each of the Placer LLC Members, the Trust and each of the Administrative Trustees for any and all costs, expenses, fees, taxes (including without limitation federal, state, or local taxes (including without limitation franchise taxes), penalties, and estimated tax payments), charges or impositions paid or incurred by or imposed upon any of such parties arising from or relating to:

          (a) the formation, operation, administration or termination of Placer LLC, including without limitation, any legal or accounting fees incurred by Placer LLC or any of the Placer LLC Members;

          (b) (i) loan fees payable by Placer LLC to U.S. Bank, any legal fees payable by Placer LLC to U.S. Bank's counsel or Placer LLC's counsel with respect to the negotiation, documentation or closing of the U.S. Bank Loan, and (ii) other closing costs payable by Placer LLC with respect to the U.S. Bank Loan, but


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     excluding from any of the foregoing principal payments with respect to the
     U.S. Bank Loan;

          (c) (i) the Trust's purchase and holding of the Notes, (ii) the LLC's purchase and holding of the TPS, (iii) the TPS Transactions, including without limitation any tax liabilities incurred by Placer LLC, the Trust, either Placer LLC Member or either Administrative Trustee, (iv) the formation, operation, administration or termination of the Trust; and

          (d) Placer LLC's purchase and holding of the Capital Co. Preferred Stock or any of the Capital Co. Preferred Stock Transactions contemplated with respect thereto, including, without limitation, any tax liabilities incurred by Placer LLC or any of the Placer LLC Members.

     2. INTEREST ADVANCES. Capital Co. shall, from time to time during any period that Placer LLC remains obligated pursuant to the U.S. Bank Loan, advance to Placer LLC the amount equal to the positive difference, if any, between (i) interest due and payable (or about to become due an payable) by Placer LLC to U.S. Bank with respect to the U.S. Bank Loan and (ii) funds available to Placer LLC to pay such interest, including funds derived from distributions made pursuant to the TPS or the Capital Co. Preferred Stock; provided, however, that in no event shall Capital Co. be obligated to make any such advance at any time that Capital Co. has deferred the payment of interest in respect of the Notes.

     3. MECHANICS. Any amounts reimbursed, advanced or otherwise payable by Capital Co. under Sections 1 or 2 to Placer LLC, the Trust, either Placer LLC Member or either Administrative Trustee, shall be made such that, on an after tax basis, Placer LLC, the Trust, the Placer LLC Members or the Administrative Trustees, as appropriate, incur no net out of pocket cost (it being the intent of the parties to reimburse Placer LLC and the Placer LLC Members for any taxes incurred on any reimbursements or other payments made under this Agreement). Capital Co. shall pay to Placer LLC, the Trust, either Placer LLC Member or either Administrative Trustee, any amounts to be reimbursed or advance by Capital Co. pursuant to Sections 1 or 2 hereof not later than 5 days after Capital Co.'s receipt of a statement in reasonable detail setting forth the amounts to be so reimbursed by Capital Co. together with supporting information reasonably acceptable to Capital Co. demonstrating that (i) such amounts have been paid or are due and payable by Placer LLC, the Trust, either Placer LLC Member or either Administrative Trustee; and (ii) such amounts are subject to reimbursement, advance or are otherwise payable by Capital Co. pursuant to the provisions of Sections 1 or 2.

     4. PAYMENT OF INTEREST OVERAGE AMOUNT TO CAPITAL CO. Placer LLC shall pay to Capital Co. any Interest Overage Amount (as defined below) received by Placer LLC in accordance with the provisions of this Section 4. For purposes hereof, the term "Interest Overage Amount" means, for any relevant period, an amount equal to the positive difference (if any) between: (i) any interest, dividends or other similar items (including earnings thereon, if any, but specifically excluding any


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principal or return of capital payments) payable to Placer LLC with respect to the TPS, including any deferred interest, the TPS Transactions and the Capital Co. Preferred Stock and the Capital Co. Preferred Stock Transactions, and (ii) any interest due and payable by Placer LLC to U.S. Bank with respect to the U.S. Bank Loan and the U.S. Bank Loan Transactions. Placer LLC shall pay to Capital Co. any Interest Overage Amount received by Placer LLC for any calendar quarter within 5 days of the end of such calendar quarter (January 5, April 5, July 5 and October 5). Such payment shall include a statement prepared by Placer LLC in reasonable detail setting forth Placer LLC's calculation of the Interest Overage Amount for such calendar quarter. Any Interest Overage Amount payable by Placer LLC hereunder shall be made such that, on an after tax basis, neither Placer LLC or the Placer LLC Members incur any net out of pocket cost with respect thereto (it being the intent of the parties to reimburse Placer LLC and the Placer LLC Members for any taxes incurred on any Interest Overage Amount received by Placer
LLC).

     5.   CAPITAL CO. OPTION TO PURCHASE PLACER LLC MEMBERS' INTERESTS.

          (a) GRANT OF OPTION. In consideration of Capital Co.'s agreement set forth in Section 1 above, and other good and valuable consideration, each of the Placer LLC Members hereby grants to Capital Co. the exclusive option ("Option") to purchase all of such Placer LLC Member's right, title and interest in and to Placer LLC ("Placer LLC Member's Interest") in accordance with the terms and conditions of this Section 3.

          (b) TERM OF OPTION. The term of the Option ("Option Term") shall commence on the date that the U.S. Bank Loan and all obligations of Placer LLC thereunder have been fully and completed satisfied and discharged and shall continue for a period of 180 days thereafter.

          (c) EXERCISE OF OPTION. Capital Co. may exercise the Option at any time during the Option Term by dating executing and delivering written notice to each Placer LLC Member specifying the date ("Closing Date") during the Option Term on which Capital Co. shall close the acquisition of such Placer LLC Member's Interest.

          (d) AGREEMENT TO BUY AND SELL. Each Placer LLC Member agrees to sell and convey to Capital Co. or its designee and Capital Co., upon exercise of the Option, agrees to purchase and accept from each of the Placer LLC Members, such Placer LLC Member's Interest in accordance with, and subject to, the terms and conditions set forth in this Section 3. Each Placer LLC Member agrees to execute and deliver to Capital Co. on the Closing Date an assignment agreement, in a form reasonably acceptable to Capital Co., evidencing the sale and conveyance of such Placer LLC Member's Interest to Capital Co.

     6. MISCELLANEOUS. This Agreement shall be binding on and shall be to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and shall be governed by the laws of the State of California. This Agreement may be amended or modified only by a writing executed by the parties hereto. If any provision of this Agreement is adjudged unlawful by any court of competent jurisdiction, the remaining provisions of this Agreement shall


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remain in full force and effect. The headings or titles of the several sections hereof shall be solely for convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

      IN WITNESS WHEREOF, Capital Co., Placer LLC, Bachli and Decker have executed this Agreement to be effective as of the date first above written.

"CAPITAL CO."

Placer Capital Co.,
a California corporation

By:  /s/ Ronald W. Bachli
    ----------------------------------------------------
      Ronald W. Bachli, President

By: /s/ J. Thomas Byrom
   ----------------------------------------------------
      J. Thomas Byrom, Secretary

"PLACER LLC"

Placer Capital Funding LLC,
a Delaware limited liability company

By:  /s/ Richard W. Decker, Jr.
    --------------------------------------------------
      Richard W. Decker, Jr., Member

By:  /s/ Ronald W. Bachli
    ----------------------------------------------------
      Ronald W. Bachli, Member

"DECKER"

/s/ Richard W. Decker, Jr.
--------------------------------------------------------
Richard W. Decker, Jr.

"BACHLI"

  /s/ Ronald W. Bachli
 ----------------------------------------------------------
Ronald W. Bachli


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